Filed Pursuant to Rule 433
Registration No. 333-134553

Preliminary Note Terms

2YR CMS Spread Range Accrual

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings Inc. (A1, A+, AA–)
Principal Amount:	TBD
CUSIP:	52517P2V2
Trade Date:	July 26, 2007
Issue Date:	July 31, 2007
Maturity Date:	July 31, 2009
Redemption Price:	100.0%
Interest Rate:	[5.85]% to [6.15]% x Interest Accrual Factor, subject to a minimum Interest Rate of 0.00%
Interest Period:

Quarterly from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Business Day	Unadjusted, modified following, 30/360
Convention /
Daycount Basis:
Interest Payment Dates:	Quarterly on the last Business Day of each January, April, July and October, commencing October 31, 2007, and ending on the Maturity Date
Interest Accrual Factor:

For any Interest Period, the number of calendar days (including non Business Days) in respect of which SPREAD REF is greater than or equal to [0.16]% during that Interest Period, divided by the total number of calendar days (including non Business Days) in that Interest Period.

SPREAD REF:	For any day in an Interest Period (subject to the Rate Cut Off):
SPREAD REF = 10yr CMS Rate – 2yr CMS Rate
10yr CMS Rate:

On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 10 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00a.m., New York City time, on that day. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006, for the Issuer’s Medium Term Notes, Series I.

2yr CMS Rate:

On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 2 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00a.m., New York City time, on that day. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006, for the Issuer’s Medium Term Notes, Series I.

Rate Cut Off:

SPREAD REF for Saturday, Sunday or a day which is not a Business Day will be SPREAD REF for the immediately preceding Business Day. SPREAD REF in effect on the fifth Business Day prior to an Interest Payment Date will remain in effect until that Interest Payment Date.

Business Days:	New York
Calculation Agent:	Lehman Brothers Special Financing Inc.
Underwriter:	Lehman Brothers Inc.
Denomination:	US$1,000/1,000
Fees:
		Price to Public (1)	Fees(2)	Proceeds to the Issuer
	Per note	$1,000	$2.50	$997.50
Total

(1)             We are offering the notes to certain fiduciary accounts at variable prices of between $997.50 and $1,000 per note pursuant to one or more negotiated transactions, and Lehman Brothers Inc., with respect to any sales made to such accounts, will forego all or a portion of its fees.  Lehman Brothers Inc. will offer the notes to all other purchasers at a purchase price of $1000 per note.  Lehman Brothers Inc. may pay selling concessions or fees to other dealers not in excess of $2.50 per note.

(2)             The price to public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(3)             Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges

Risk Factors:

An investment in the notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes.  See “Risk Factors” generally in the prospectus supplement dated May 30, 2006.

U.S. Federal Income Tax Treatment:

Lehman Brothers Holdings Inc. intends to treat the notes as variable rate debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Variable Rate Debt Instruments” in the prospectus supplement dated May 30, 2006, for the Issuer’s Medium Term Notes, Series I.

Historical Levels of the 10yr CMS Rate and 2yr CMS Rate

The following shows for illustrative purposes the 10yr CMS Rate and the 2yr CMS Rate in effect on the date hereof and the hypothetical historical Interest Payment Dates listed below; the Interest Rate payable on any Interest Payment Date for the Notes, however, will be determined based on the 10yr CMS Rate and the 2yr CMS Rate in effect on each day during the related Interest Period.  The historical experience of the 10yr CMS Rate and 2yr CMS Rate should not be taken as an indication of the future performance of the 10yr CMS Rate and 2yr CMS Rate during the term of the Notes.  Fluctuations in the level of the 10yr CMS Rate and 2yr CMS Rate make the Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical			SPREAD REF:
Interest Payment Dates	10yr CMS Rate (in %)	2yr CMS Rate (in %)	10yr CMS Rate – 2yr CMS Rate (in %)
7/16/2007	5.697	5.365	0.332
4/30/2007	5.166	5.020	0.146
1/31/2007	5.345	5.305	0.040
10/31/2006	5.132	5.079	0.053
7/31/2006	5.545	5.408	0.137
5/1/2006	5.638	5.371	0.267
1/31/2006	5.040	4.938	0.102
10/31/2005	5.071	4.816	0.255
8/1/2005	4.765	4.415	0.350
5/2/2005	4.644	3.999	0.645
1/31/2005	4.514	3.618	0.896
11/1/2004	4.527	2.964	1.563
8/2/2004	4.941	3.049	1.892
4/30/2004	4.976	2.656	2.320
2/2/2004	4.553	2.166	2.387
10/31/2003	4.714	2.188	2.526
7/31/2003	5.059	2.103	2.956
4/30/2003	4.202	1.717	2.485
1/31/2003	4.415	2.011	2.404
10/31/2002	4.466	2.070	2.396
7/31/2002	5.078	2.666	2.412

4/30/2002	5.628	3.614	2.014
1/31/2002	5.744	3.530	2.214
10/31/2001	4.923	2.882	2.041
7/31/2001	5.827	4.310	1.517
4/30/2001	6.152	4.859	1.293
1/31/2001	5.964	5.230	0.734
10/31/2000	6.879	6.656	0.223
7/31/2000	7.250	7.104	0.146
5/1/2000	7.449	7.333	0.116
1/31/2000	7.519	7.159	0.360
11/1/1999	6.922	6.394	0.528
8/2/1999	6.938	6.341	0.597
4/30/1999	6.068	5.526	0.542
2/1/1999	5.502	5.182	0.320
11/2/1998	5.530	4.829	0.701
7/31/1998	6.057	5.876	0.181
4/30/1998	6.163	5.961	0.202
2/2/1998	6.036	5.685	0.351
10/31/1997	6.347	6.008	0.339
7/31/1997	6.413	6.027	0.386
4/30/1997	7.071	6.536	0.535
1/31/1997	6.839	6.119	0.720
10/31/1996	6.678	5.928	0.750
7/31/1996	7.158	6.440	0.718
4/30/1996	7.072	6.237	0.835
1/31/1996	5.979	5.071	0.908
10/31/1995	6.402	5.827	0.575
7/31/1995	6.827	6.063	0.764
5/1/1995	7.452	6.858	0.594
1/31/1995	8.004	7.588	0.416
10/31/1994	8.182	7.112	1.070
8/1/1994	7.492	6.256	1.236
5/2/1994	7.488	6.075	1.413
1/31/1994	5.931	4.255	1.676
11/1/1993	5.897	4.207	1.690
8/2/1993	6.175	4.341	1.834
4/30/1993	6.385	4.015	2.370
2/1/1993	6.701	4.365	2.336
11/2/1992	7.261	4.781	2.480
7/31/1992	7.051	4.584	2.467